Exhibit 10.1

DIEBOLD NIXDORF, INCORPORATED

FIRST AMENDMENT TO THE

DIEBOLD NIXDORF, INCORPORATED 2023 EQUITY AND INCENTIVE PLAN

This First Amendment to the Diebold Nixdorf, Incorporated 2023 Equity and Incentive Plan (this “Amendment”) was approved by the Board on September 22, 2023, and will be effective as of such subsequent date on which it is deemed approved by the Shareholders (the “Amendment Effective Date”). This Amendment will be effective for all Awards granted under the Plan on or after the Amendment Effective Date. Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the Plan.

Prior to the Amendment Effective Date, the Company maintained and operated the Plan (effective as of August 11, 2023). Except as amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms. Effective as of the Amendment Effective Date, the Plan is amended by this Amendment as follows:

1.1    Amendment and Restatement of Article III, Section 3.2(b) of the Plan. Article III, Section 3.2(b) of the Plan is hereby amended and restated in its entirety as follows:

“(b)    Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year (beginning in calendar year 2024 and in each calendar year thereafter) be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any Awards based on the grant date fair value for financial reporting purposes), in excess of $750,000 for such calendar year (provided that such limit shall not apply for the calendar year during which such non-employee Director is first appointed or elected to the Board).”

1.2    Interpretation of Amendment. The interpretation and construction by the Committee of any provision of this Amendment and any determination by the Committee pursuant to any provision of this Amendment shall be final and conclusive. No member of the Board or the Committee shall be liable for any such action or determination made in good faith.

1.3    Governing Law for Amendment. This Amendment shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without regard to conflicts of law principles thereof.